Exhibit 10.3

February 18, 2022

Gil Phipps

c/o Sprouts Farmers Market, Inc.

5455 East High Street, Suite 111

Phoenix, Arizona 85054

Re: Employment Transition

Dear Gil

This will confirm our discussions regarding your role with Sprouts Farmers Market, Inc. (together with its subsidiaries and affiliates, the “Company”). Beginning on February 18, 2022 (the “Effective Date”), you will transition from Senior Vice President - Chief Marketing Officer to the position of Senior Marketing Advisor. As Senior Marketing Advisor, you will have the powers, duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer. You will continue to be paid your base salary in effect as of the date of this letter, and you will continue to participate in the Company’s benefit plans, 2021 cash bonus plan, and will continue to vest in any outstanding equity awards pursuant to their terms.

It is contemplated that you will serve as Senior Marketing Advisor through May 31, 2022, at which time your continued employment with the Company will be evaluated by the Chief Executive Officer; provided that this letter is not an employment contract, and your employment remains at will. You agree that you will no longer be eligible to receive severance under the Company’s Amended and Restated Executive Severance and Change in Control Plan dated February 25, 2020. However, the Chief Executive Officer reserves the right to review your eligibility for severance benefits. Should your employment not continue for any reason, you agree to sign a waiver and release of claims in a form provided by the Company.

Sincerely,

SPROUTS FARMERS MARKET, INC.

By: /s/ Timmi Zalatoris

Name: Timmi Zalatoris

Title: Senior Vice President, Human Resources

Agreed to and Accepted by:

/s/ Gil Phipps

Gil Phipps

Date: 2/18/2022